Exhibit 5.1

April 11, 2008

VeraSun Energy Corporation

100 22nd Avenue

Brookings, South Dakota 57006

Re:	VeraSun Energy Corporation
Registration Statement on Form S-4

Ladies and Gentlemen:

At your request, we have examined Amendment No. 1 to Form S-4 (the “Registration Statement”) of VeraSun Energy Corporation, a South Dakota corporation (the “Company”), and each of the following entities listed therein: VeraSun Aurora Corporation, a South Dakota corporation, VeraSun Fort Dodge, LLC, a Delaware limited liability company, VeraSun Charles City, LLC, a Delaware limited liability company, VeraSun Marketing LLC, a Delaware limited liability company, VeraSun Hartley, LLC, a Delaware limited liability company, VeraSun Biodiesel, LLC, a Delaware limited liability company, VeraSun Welcome, LLC, a Delaware limited liability company, VeraSun Granite City, LLC, a Delaware limited liability company, VeraSun Reynolds, LLC, a Delaware limited liability company, VeraSun Litchfield, LLC, a Delaware limited liability company, and VeraSun Tilton, LLC, a Delaware limited liability company (collectively, the “Subsidiary Guarantors”), which the Company has filed with the Securities and Exchange Commission (the “Commission”) on April 11, 2008 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the exchange of $450,000,000 in aggregate principal amount of the Company’s 9 3/8% Senior Notes due 2017 (the “Exchange Notes”) for $450,000,000 in aggregate principal amount of the Company’s outstanding 9 3/8% Senior Notes due 2017 (the “Old Notes”). The Old Notes were issued pursuant to an Indenture dated as May 16, 2007, as supplemented by a First Supplemental Indenture (collectively, the “Indenture”) among the Company, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”) and are unconditionally guaranteed by the Subsidiary Guarantors pursuant to one or more Note Guarantees from the Subsidiary Guarantors (the “Old Guarantees”). The New Notes will be issued pursuant to the Indenture and will be unconditionally guaranteed by such Subsidiary Guarantors pursuant to one or more Note Guarantees from the Subsidiary Guarantors (the “Exchange Guarantees”). The Subsidiary Guarantors, other than VeraSun Aurora Corporation, are referred to herein individually as a “Delaware Guarantor” and collectively as the “Delaware Guarantors.” Unless otherwise defined herein, or the context otherwise requires, terms used herein have the meanings assigned to such terms in, and shall be interpreted in accordance with, the Indenture.

We have acted as special counsel to the Company and the Subsidiary Guarantors in connection with the preparation, execution and delivery of the Indenture, the Exchange Notes and the Exchange Guarantees (collectively, the “Transaction Documents”) and, in rendering the opinion set forth below, we have reviewed copies, certified or otherwise identified to our satisfaction, of the Transaction Documents.

As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, on certificates of officers of the Company.

In rendering the opinions set forth below, we have assumed (i) that each party to any of the Transaction Documents other than the Delaware Guarantors has been duly organized and is validly existing and in good standing (if relevant) under the laws of its jurisdiction of organization; (ii) that each party to any of the Transaction Documents other than the Delaware Guarantors has the corporate or limited liability company power to authenticate, execute, deliver and/or perform, as the case may be, such document; (iii) that the authentication, execution, delivery and/or performance, as the case may be, of the Transaction Documents by each party thereto other than the Delaware Guarantors have been duly authorized by all necessary corporate or limited liability company action on the part of such party; (iv) that the Indenture has been duly authenticated, executed and/or delivered, as the case may be, by each party thereto other than the Delaware Guarantors; (v) that the Indenture is valid, binding and enforceable against the Trustee; (vi) that the authentication, execution, delivery and/or performance, as the case may be, of each of the Transaction Documents by each party thereto do not and will not violate or constitute a default under any provision of applicable law or regulation, or any organizational document of any such party, or any contract, undertaking, judgment, injunction, order, decree or other instrument to which any such party is a party or by which it or its properties is bound; (vii) that no authorization, approval, consent, order, license, franchise, permit or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due authentication, execution, delivery and/or performance, as the case may be, of any of the Transaction Documents by any party thereto that has not been duly obtained or made and that is not in full force and effect; (viii) the legal capacity of natural persons; (ix) the genuineness of all signatures; (x) the authenticity of all documents submitted to us as originals; (xi) the conformity to the original documents of all documents submitted to us as copies thereof, and the authenticity of the originals of such latter documents; (xii) that each of the Trustee and (if relevant) the holders of the Exchange Notes has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Exchange Notes and the Exchange Guarantees against the Company and the Subsidiary Guarantors; (xiii) that the Old Notes and the Old Guarantees are in full force and effect with respect to all parties thereto, and that the form of the Exchange Notes and Exchange Guarantees will conform to that included in the Indenture; (xiv) that each Subsidiary Guarantor has received adequate consideration to support the execution and delivery by it of the Exchange Guarantees, that the Exchange Guarantees are necessary to the conduct, promotion or attainment of the business, purpose or activities of each Delaware Guarantor, and that any actions of the Company, in its capacity as sole member and manager of each Delaware Guarantor, authorizing the execution, delivery and/or performance by such Delaware Guarantor of the Transaction Documents to which it is a party or the consummation by such Delaware Guarantor of the transactions contemplated thereby, were properly taken on behalf of the Company by a duly authorized officer thereof; (xv) that the laws of any jurisdiction other those that are the subject of this opinion letter do not affect the terms of the Exchange Notes or the Exchange Guarantees; (xvi) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and (xvii) that the conduct of the parties to the transaction has complied with any requirement of good faith, fair dealing and conscionability.

Based upon the foregoing and subject to the qualifications, exceptions, limitations and assumptions set forth herein, we are of the opinion that:

1. When duly executed and authenticated as contemplated by the Indenture and delivered to the holders of the Old Notes in exchange for the Old Notes as contemplated by the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Indenture.

2. When the Exchange Notes are duly executed and authenticated as contemplated by the Indenture and delivered to the holders of the Old Notes in exchange for the Old Notes as contemplated by the Registration Statement, the Exchange Guarantees, when duly executed and delivered by each of the Subsidiary Guarantors, will constitute valid and legally binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms.

Our opinion is subject in all respects to the following qualifications, exceptions and limitations:

(a) We express no opinion with respect to the validity or enforceability of the following provisions to the extent that they are contained in the Exchange Notes or the Exchange Guarantees: (i) provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own negligence, recklessness, willful misconduct or unlawful conduct to the extent that the same are inconsistent with the public policy underlying any law, rule or regulation; (ii) choice of law provisions; (iii) provisions purporting to waive, subordinate or not give effect to rights to notice, demands, legal defenses or other rights or benefits that cannot be waived, subordinated or rendered ineffective under applicable law; (iv) provisions relating to powers of attorney, severability, subrogation, entitlement to attorneys’ fees or set-off rights; (v) provisions providing that decisions or determinations by a party are conclusive or may be made in its sole discretion; (vi) provisions imposing penalties or liquidated damages or requiring the payment of interest on interest or interest at a higher rate than the rate ordinarily borne by the Exchange Notes upon default or the occurrence or failure to occur of any other conditions; and (vii) provisions requiring that waivers be in writing.

(b) The enforceability of the Exchange Notes and the Exchange Guarantees may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance or transfer, debt adjustment, reorganization, moratorium, receivership, conservatorship, composition, liquidation or other similar laws from time to time in effect relating to, resulting from, restricting, limiting or affecting generally the enforcement of creditors’ rights; (ii) general principles of equity, including without limitation concepts of materiality, unconscionability, reasonableness, good faith, and fair dealing (regardless of whether considered in a proceeding at law or in equity); (iii) the availability of equitable remedies; (iv) the discretion of a court to grant, impose or render remedies under specific circumstances; and (v) limitations imposed by public policy, although, except as noted otherwise herein, we are not aware of any such limitation that would adversely affect the enforceability of the Notes or the Guarantees.

(c) We express no opinion with respect to suretyship defenses or defenses in the nature thereof with respect to the obligations of any Subsidiary Guarantor under the Guarantees.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Limited Liability Company Act of the State of Delaware. With respect to matters of South Dakota law, we refer you to the opinion, dated the date hereof, of Cadwell Sanford Deibert & Garry LLP.

Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

This opinion letter has been furnished at your request and is addressed to you in connection with the transactions contemplated by the Transaction Documents and may not be relied upon for any other purpose or disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent; provided, however, we consent to your filing this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. By so consenting, we do not imply or admit that we are included in the category of persons whose consent is required under Section 7 of the of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, FAEGRE & BENSON LLP

By:	/s/ Jennifer R. Mewaldt